Exhibit 10.37

UNITED TECHNOLOGIES CORPORATION SAVINGS RESTORATION PLAN

The following is a summary of the United Technologies Corporation Savings Restoration Plan (the “SRP”) which will be established to compensate for contribution limitations imposed on the United Technologies Corporation (“UTC” or the “Company”) tax qualified 401(k) plan (i.e. the United Technologies Corporation Employee Savings Plan) by the Internal Revenue Code (“IRC”). The SRP will be effective January 1, 2010 and will be open to all eligible non-bargaining employees of UTC and its subsidiaries who receive pensionable earnings over the IRC tax qualified plan compensation limit (currently $245,000).

SRP participants may elect to contribute up to 6% of pre-tax pensionable earnings above the IRC compensation limit. The Company will provide a 60% matching contribution on participant contributions; the same formula as in the United Technologies Corporation Employee Savings Plan. The Company match will be made in UTC deferred stock units.

Accounts established under the SRP will be credited with earnings (or losses) on hypothetical investment accounts chosen by each participant. There will be no diversification of Company-matched UTC stock units.

Participants will be 100% vested in their contributions and will vest in the Company match after three years of service. The SRP will be unfunded and each participant’s interest in his or her account will be those of a general unserved creditor of the Company.